Exhibit 99.1

Verisk Analytics, Inc., to Present at the J.P. Morgan Ultimate Services Investor Conference

JERSEY CITY, N.J., November 7, 2012 — Verisk Analytics, Inc. (Nasdaq:VRSK), a leading source of information about risk, today announced that Eva Huston, Senior Vice President – Treasurer, Corporate Finance, and Investor Relations, will speak at the J.P. Morgan Ultimate Services Investor Conference on Wednesday, November 14, 2012, at 2:45 p.m. Eastern time (11:45 a.m. Pacific time).

Interested parties are invited to listen to the live events via webcast on the Verisk investor website at http://investor.verisk.com.

A replay of the webcast will be available through a link on the Verisk investor website for 30 days following the event.

About Verisk Analytics

Verisk Analytics (Nasdaq:VRSK) is a leading provider of information about risk to professionals in insurance, healthcare, financial services, government, and risk management. Using advanced technologies to collect and analyze billions of records, Verisk Analytics draws on vast industry expertise and unique proprietary data sets to provide predictive analytics and decision support solutions in fraud prevention, actuarial science, insurance coverages, fire protection, catastrophe and weather risk, data management, and many other fields. In the United States and around the world, Verisk Analytics helps customers protect people, property, and financial assets. For more information, visit www.verisk.com.

Contact
Media	Investor Relations
Rich Tauberman	Eva Huston
MWW Group	Senior Vice President – Treasurer, Corporate Finance, and Investor Relations
(for Verisk Analytics)	Verisk Analytics, Inc.
202-600-4546	201-469-2142
rtauberman@mww.com	eva.huston@verisk.com